Exhibit 10.8
TranS1 Inc.
SERIES C PREFERRED STOCK PURCHASE AGREEMENT
          THIS SERIES C PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into on September 20, 2005, by and among TranS1 Inc., a Delaware corporation (the “Company”), and each of the persons listed on Exhibit A hereto (individually, an “Investor” and collectively, the “Investors”), who hereby agree as follows:
1.	PURCHASE AND SALE OF STOCK.
1.1	Sale and Issuance of Series C Preferred Shares.
               (a)     The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Fourth Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit B (the “Restated Charter”).
               (b)     Subject to the terms and conditions of this Agreement, each Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to each Investor at the Closing, severally and not jointly, a total of 3,887,879 shares (each a “Share” and collectively, the “Shares”) of the Company’s Series C Preferred Stock, $0.0001 par value per share (the “Series C Preferred Stock”), in the amounts set forth opposite the names of the respective Investors on Exhibit A hereto at a purchase price of $6.60 per Share. The Shares will have the rights, preferences, privileges and restrictions set forth in the Restated Charter.
1.2	Closing.
               (a)     The separate purchases and sales of an aggregate of 3,887,879 Shares, for an aggregate purchase price of $25,660,001.40, shall take place at the closing (the “Closing”) to be held at the offices of Stradling Yocca Carlson & Rauth, counsel to the Company, in Newport Beach, California, at 10:00 a.m. (PDT) on September 20, 2005 or at such other time and place as the Company and the Investors listed on Exhibit A hereto shall mutually agree, either orally or in writing (the “Closing Date”).
               (b)     At the Closing, the Company shall deliver to each Investor a certificate representing the Shares of Series C Preferred that such Investor is purchasing, against payment of the purchase price therefor by check, wire transfer or such other form of payment as shall be mutually agreed upon by such Investor and the Company.
2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
        The Company hereby represents and warrants to and covenants with each Investor that, except as set forth on a Schedule of Exceptions attached hereto as Exhibit C, specifically identifying the relevant subparagraph(s) hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1	Organization, Qualification and Good Standing.
         The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted, to execute and deliver this Agreement, the Third Amended and Restated Investors’ Rights Agreement in the form attached hereto as Exhibit D (the “Investors’ Rights Agreement”) and the Third Amended and Restated Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit E (the “Co-Sale Agreement”) (this Agreement together with the Investors’ Rights Agreement and the Co-Sale Agreement being collectively referred to herein as the “Transaction Documents”) and any other ancillary agreements, to issue and sell the Shares of Series C Preferred and the shares of Common Stock issuable upon conversion of the Shares (the “Conversion Stock” and together with the Shares, the “Securities”), and to carry out the provisions of the Transaction Documents, the Restated Charter and any other ancillary agreements. The Company is duly qualified and is authorized to transact business in North Carolina and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties or financial condition.
2.2	Authorization.
         All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance) sale and delivery of the Securities has been taken or will have been taken prior to the Closing, and the Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent that the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable laws or public policy considerations.
2.3	Valid Issuance of Securities.
         The Shares that are being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and applicable state and federal securities laws. The Conversion Stock has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Restated Charter, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws. Except pursuant to the Investors’ Rights Agreement, the Securities are not subject to any preemptive rights or rights of first refusal.

2.4	Governmental Consents.
         No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the Company’s valid execution, delivery, or performance of this Agreement, the offer, sale or issuance of the Securities by the Company, except (i) the filing of the Restated Charter with the Secretary of State of the State of Delaware, and (ii) such filings as have been made prior to the Closing, except any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), or such post-closing filings as may be required under applicable state securities laws, which will be timely filed in the applicable periods therefor.
2.5	Capitalization and Voting Rights.
         Following the filing of the Restated Charter with the Secretary of State of the State of Delaware, the authorized capital of the Company consists, or will consist immediately prior to the Closing, of:
               (a)     Preferred Stock. 11,992,424 shares of Preferred Stock, $0.0001 par value, of which (i) 1,250,000 shares have been designated Series A Preferred Stock, all of which are currently issued and outstanding, (ii) 1,400,000 shares have been designated Series AA Preferred Stock, all of which are currently issued and outstanding, (iii) 5,454,545 shares have been designated Series B Preferred Stock, all of which are currently issued and outstanding, and (iv) 3,887,879 shares have been designated Series C Preferred Stock, all of which will be issued and outstanding immediately after the Closing (collectively, the Series A Preferred Stock, Series AA Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be referred to herein as the “Preferred Stock”). The Preferred Stock shall have the rights, preferences, and privileges set forth in the Restated Charter.
               (b)     Common Stock. 19,000,000 shares of common stock, $0.0001 par value (the “Common Stock”), of which 2,386,706 shares are issued and outstanding.
               (c)     The outstanding shares of Common Stock and Preferred Stock are owned by the stockholders specified in Exhibit F attached hereto in the amounts set forth opposite each stockholder’s name.
               (d)     The outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.
               (e)     Except for (i) the conversion privileges of the Preferred Stock, (ii) the rights provided in paragraph 3.1 of the Investors’ Rights Agreement, and (iii) 1,596,029 stock options granted to consultants and employees pursuant to the Company’s 2000 Stock Incentive Plan (the “Plan”), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements or agreements of any kind for the purchase or acquisition from the Company of any of its securities. The Company has reserved a total of 3,432,735 shares of its Common Stock for purchase upon exercise of options granted pursuant to the Plan, of which 1,250,000 remain available for future grants. Except as set forth in the Investors’

Rights Agreement, the Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between any of the stockholders, that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of the Company.
2.6	Subsidiaries.
         The Company has no subsidiaries. The Company is not a participant in any joint venture, partnership, or similar arrangement.
2.7	Contracts and Other Commitments.
               (a)     Except as expressly contemplated by this Agreement, or as set forth in the Schedule of Exceptions, as of the Closing the Company will not be a party to, or bound by, any then-effective written or oral:
                         (i)     pension, profit sharing, stock option, employee stock purchase or other plan providing for deferred, incentive or other compensation to employees or any other employee benefit plan, or any contract with any labor union;
                         (ii)     contract for the employment of any officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis which provides for acceleration of vesting or severance payments upon termination or a change of control (or any combination thereof), or in any way, restricts or limits the Company’s right to terminate such contract at will (but the Company need not disclose the existence of any law, public policy, or any oral discussions, or oral statements of policy which might, under current law, be interpreted as imposing upon the Company any covenant of good faith and fair dealing, or otherwise generally restrict the Company’s ability to terminate its employees other than on an “at-will” basis or within sixty (60) days following delivery of a notice of termination);
                         (iii)     agreement or indenture relating to the borrowing or loaning of money by the Company or to the mortgaging, pledging, transfer of a security interest, or otherwise placing a lien on any material asset or material group of assets of the Company, or otherwise relating to the sale, exchange, or disposition of a material asset or right of the Company;
                         (iv)     guarantee of any obligation;
                         (v)     lease or agreement under which it is the lessee of or holds or operates any property, real or personal, owned by any other party; provided that there may be excluded from such schedule leases or agreements under which the aggregate annual rental payments of the Company do not, in the aggregate, exceed $25,000;
                         (vi)     agreement or group of related agreements with the same party or any group of parties who are affiliated, which requires an aggregate payment by or to the Company in an amount in excess of $25,000 or which involves an obligation (contingent or otherwise) in excess of $25,000;
                         (vii)     warranty agreement of the Company with respect to products or services provided by the Company;

                         (viii)     contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or
                         (ix)     letter of intent, memorandum of understanding or other similar document with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations or with any representative of any partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or regarding any other form of liquidation, dissolution or winding up of the Company.
               (b)     The Company has performed in all material respects all obligations required to be performed by it and is not in default under, or in material breach of, or after due inquiry, in receipt of any claim of default under or breach of, any material agreement to which it is a party or to which its assets are subject; the Company has no present expectation or intention of not fully performing in all material respects all such obligations; the Company does not have any knowledge of any material breach or anticipatory breach by the other parties to any material contract or commitment. To the Company’s knowledge, there are no existing claims under completed contracts which are reasonably likely to result in a material loss to the Company which are not reserved against in the Financial Statements. The consummation of the transactions contemplated under this Agreement does not require the consent of any third party under any material contract which has not been properly obtained.
               (c)     A true and correct copy of each of the written contracts and a description of the oral contracts which are referred to in the Schedule of Exceptions, together with all amendments, waivers or other changes thereto, have been provided to the Investors’ counsel.
2.8	Related-Party Transactions.
         No employee, officer, stockholder or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). None of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, stockholders, officers, or directors of the Company and members of their immediate families may own up to 5% of the common stock of any publicly traded company that may compete with the Company. No officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company, copies of which have been provided to counsel for the Investors).

2.9	Registration Rights.
         Except as provided in the Investors’ Rights Agreement, the Company is presently not under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may subsequently be issued.
2.10	Permits.
         The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would materially and adversely affect the business, properties or financial condition of the Company, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.
2.11	Compliance With Other Instruments.
         The Company is not in violation or default of any provision of its Restated Charter or bylaws or in any material respect of any provision of any material contract, or of any federal or state judgment, order, writ, decree or, to the Company’s knowledge, any statute, rule, regulation or restriction applicable to the Company. The execution, delivery, and performance by the Company of the Transaction Documents, and any other ancillary agreements, and the consummation of the transactions contemplated hereby and thereby, will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a material default under any such provision or an event that results in the creation of any material lien, charge, or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations, or any of its assets or properties.
2.12	Litigation.
         There is no action, suit, proceeding, or investigation pending or, to the Company’s knowledge, currently threatened against the Company or any officer of the Company. The Company is not a party to or named in or, to the Company’s knowledge, subject to any order, writ, injunction, judgment, or decree of any court, government agency, or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company currently intends to initiate.
2.13	Offering.
         Subject in part to the truth and accuracy of the Investors’ representations set forth in this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and the registration or qualification requirements of applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.
2.14	Title to Property and Assets; Leases.
         Except (i) as reflected in the Schedule of Exceptions, (ii) for liens for current taxes not yet delinquent, (iii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iv) for liens in respect of pledges or deposits under workers’ compensation laws or similar legislation or (v) for liens in respect of minor defects in title, none of which, individually or in the aggregate, materially interfere with the value or use of such property, the Company has good and marketable title to its assets and property, both real and personal, free and clear of all mortgages, liens, claims, and encumbrances. With respect to the property and assets it leases, the Company is in material compliance with such leases and holds a valid leasehold interest free of any liens, claims, or encumbrances, subject to clauses (i)-(v) above. Set forth on the Schedule of Exceptions is a correct and complete list of all material leases under which the Company is a lessee. The Company enjoys peaceful and undisturbed possession under all such leases, all of such leases are valid and subsisting, and the Company is not in default of such leases in any material respect.
2.15	No Outstanding Indebtedness; Dividends.
         The Company has no outstanding indebtedness. The Company has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its stock or purchased or otherwise acquired any of its stock.
2.16	Changes.
         Since June 30, 2005, there has not been any event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of the Company.
2.17	Patents and Trademarks.
               (a)     The attached Schedule of Exceptions contains a complete and accurate list of all (i) patented or registered Intellectual Property (as defined below) owned, used or proposed to be used by the Company in the conduct of its business (in each case distinguishing owned from licensed Intellectual Property), (ii) pending patent applications and applications for other registrations of Intellectual Property filed by or on behalf of the Company, and (iii) material unregistered Intellectual Property owned, used or proposed to be used by the Company. The attached Schedule of Exceptions also contains a complete and accurate list of all material licenses and other rights granted by the Company to any third party with respect to any Intellectual Property, all material licenses and other rights granted by any third party to the Company with respect to any Intellectual Property and all other agreements affecting the Company’s ability to use or disclose any Intellectual Property, in each case specifically identifying the subject Intellectual Property. The Company owns and possesses all right, title and interest to, or has the right to use pursuant to a valid, enforceable license set forth on the Schedule of Exceptions, all Intellectual Property necessary for the operation of the business as presently conducted and as presently proposed to be conducted, free and clear of all liens, security interests, governmental or other third-party rights or other encumbrances and without restrictions as to use or disclosure other than pursuant to a written license set forth on the Schedule of Exceptions (the “Company Intellectual Property”). Except as set forth on the attached Schedule of Exceptions, the prior loss or expiration of any Intellectual Property or related group of Intellectual Property owned or used by the Company has not had and would not reasonably be expected to have a material adverse effect on the business, properties, prospects or financial condition of the Company, and, to the Company’s knowledge, no loss or expiration of any Intellectual Property is threatened, pending or reasonably foreseeable. The Company has taken all commercially reasonably steps to maintain and protect the Intellectual Property which it owns and uses. To the Company’s knowledge, the owners of any Intellectual Property licensed to the Company have taken all commercially reasonable action to maintain and protect the Intellectual Property which is subject to such licenses.

               “Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions, (ii) internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including, but not limited to, source code and executable code), data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), and (vii) copies and tangible embodiments thereof (in whatever form or medium).
               (b)     To the knowledge of the Company after reasonable inquiry, the Company believes it can obtain, on commercially reasonable terms, any additional rights necessary for the operation of the business as presently conducted and as presently proposed to be conducted, and the conduct of such business by the Company does not, and will not, conflict with or constitute an infringement of the rights of others.
               (c)     There are no outstanding options, licenses, or agreements of any kind relating to the Company Intellectual Property, no claims of infringement or claims of misappropriation of the Intellectual Property rights of others, and there is no known infringement of any valid third party patent rights or misappropriation of the Intellectual Property rights of others. There are no grants of rights to any other person to manufacture, license, produce, assemble, market or sell the Company’s products, and the Company is not bound by or a party to any options, licenses, or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights, and processes of any other person or entity.
               (d)     To the Company’s knowledge, the attorneys, inventors, and others involved in prosecuting the patents or patent applications owned by the Company have not made any misrepresentations to, or concealed any material fact from, a U.S. or foreign patent office, or concealed any material prior art reference from the U.S. Patent Office, during the filing, prosecution or revival of the patents or patent applications owned by the Company in violation of applicable U.S. or foreign patent law. The Company is not aware of any claim of a third party to a non-joined inventorship interest in any of the patents or patent applications owned by the Company.
               (e)     (e) Except as specifically set forth on the attached Schedule of Exceptions or in the course of patent prosecution, (a) there have been no communications made to the Company or its employees asserting the invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by the Company, and to the Company’s knowledge, there is no basis for such assertions, (b) neither the Company nor any of its employees has received any notices of, or has knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property (including any demand or request that the Company license any rights from a third party), (c) to the Company’s knowledge, the conduct of the Company’s businesses as presently conducted and as proposed to be conducted has not infringed, and will not infringe, any valid third party patent right, and has not misappropriated or conflicted with, and will not, misappropriate or conflict with any patented or registered Intellectual Property of third parties, (d) the Company has not agreed to indemnify any third party for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property, and (e) to the Company’s knowledge, the Company Intellectual Property has not been infringed, misappropriated or conflicted by third parties. The transactions contemplated by this Agreement will not adversely affect the Company’s right, title or interest in and to the Company Intellectual Property and all of such Intellectual Property shall be owned or available for use by the Company on identical terms and conditions immediately after the Closing.
               (f)     All persons or parties who have participated in the creation or development of any of the Company Intellectual Property have executed and delivered or will execute and deliver to the Company a valid and enforceable agreement prior to the Closing (i) providing for the non-disclosure by such person or parties of any confidential information of the Company, and (ii) providing for the assignment by such person or parties to the Company of all Company Intellectual Property and any Intellectual Property arising out of such person’s or party’s employment by or contract with the Company.
               (g)     To the knowledge of the Company after reasonable inquiry, no employee is obligated under any applicable law or under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree, or order of any court or administrative agency, that would interfere with the performance of the employee’s work for the Company, use of such employee’s best efforts to promote the interests of the Company, or ability of the employee to enter into and perform such employee’s obligations under the agreements referenced in Section 2.17(e), or that would conflict with the Company’s business as presently conducted and as presently proposed to be conducted; and
               (h)     Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as contemplated at the Closing, will, to the Company’s knowledge after reasonable inquiry, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant, or instrument under which any of such employees is now obligated. The Company does not believe it is, or will be, necessary to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the Company.
2.18	Employees; Employee Compensation.
         There has not been and currently is no strike, labor dispute or union organization activities pending or, to the knowledge of the Company, threatened between it and its employees. None of the Company’s employees belongs to any union or collective bargaining unit. The Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the Company’s knowledge, no employee of the Company is or will be in material violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, confidentiality agreement, non-compete agreement, or other contract or agreement relating to the relationship of any such employee with the Company, or any other party because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use by the employee his or her best efforts with respect to such business. The Company is not aware that any officer or employee, or that any group of employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees and limitations imposed under any applicable federal, state or local law, the employment of each officer and employee of the Company is terminable at the will of the Company.
2.19	ERISA.
         Except as set forth in the Schedule of Exceptions, the Company does not have any (i) labor agreement to which it is a party, or by which it is bound, including “employee pension benefit plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)(“ERISA Plans”); (ii) employment, profit sharing, deferred compensation, bonus, pension, retainer, consulting, retirement, welfare or incentive plan or contract to which it is a party, or by which it is bound; (iii) written or other formal personnel policies; or (iv) plan or agreement under which “fringe benefits” (including, but not limited to, vacation plans or programs, sick leave plans or programs, and related benefits) are afforded to its employees over and above those usual and customary in the Company’s industry (the agreements and plans referred to in clauses (i) through (iv) being referred to collectively as the “Benefit Plans”). True and correct copies of all such Benefit Plans have been made available to Investors. The Internal Revenue Service has issued a favorable determination or opinion letter, or the Company has time remaining to apply for such favorable determination or opinion letter, with respect to each ERISA Plan intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), which has not been revoked or modified, and the Company has no knowledge that anything has occurred or any change or amendment has been made which would adversely effect the qualification of any ERISA Plan under Section 401 of the Code or any of the trusts maintained pursuant thereto under Section 501 of the Code. All contributions required by law to have been made under each ERISA Plan prior to the Closing Date have been made or accrued. No event of the type set forth in Section 4043(b) of ERISA has occurred and is continuing with respect to any ERISA Plan other than as may result from the transactions contemplated hereby. There are no material claims, investigations or lawsuits which had been asserted or instituted against the assets of any of the trusts under any Benefit Plan, and no reasonable basis for any such claim or lawsuit exists. Each ERISA Plan has been maintained, operated and administered in all material respects, in accordance with its terms and all provisions of ERISA (including rules and regulations thereunder) and other applicable laws, and each Benefit Plan has been maintained, operated and administered in all material respects, in accordance with its terms.
2.20	Proprietary Information and Inventions Agreements.
         Each employee of the Company has executed a Proprietary Information and Inventions Agreement in the form delivered to counsel for the Investors. No such employee has excluded works or inventions made prior to his or her employment with the Company on the Proprietary Information and Inventions Agreement. Each consultant and advisor of the Company has executed a consulting agreement in the forms delivered to counsel for the Investors.
2.21	Tax Returns, Payments, and Elections.
         The Company has timely filed all tax returns and reports (federal, state and local) as required by applicable law. These returns and reports are true and correct in all material respects. The Company has paid all taxes and other assessments due. The Company has not elected pursuant to the Code, to be treated as an S corporation or a collapsible corporation pursuant to Section 1362(a) or

Section 341(f) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company’s federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Company’s incorporation, the Company has made adequate provisions on its books of account for all taxes, assessments, and governmental charges with respect to its business, properties, and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes, including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.
2.22	Insurance.
         The Company has insurance policies with coverage customary for companies that are similarly situated to the Company.
2.23	Environmental and Safety Laws.
         The Company has not, contrary to applicable statutes and regulations, stored or disposed of, on, under or about any real property owned or leased by the Company, hazardous materials, and to the knowledge of the Company, no other person has stored or disposed of hazardous materials on, under or about any real property owned or leased by the Company. As used in this Agreement, the term “hazardous materials” shall mean substances defined as “hazardous substances” or “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response and Compensation Liability Act of 1980, as amended, 42 U.S.C., Section 9601, et seq.; The Hazardous Materials Transportation Act, 49 U.S.C., Section 1801, et seq.; The Resource Conservation Recovery Act, 42 U.S.C., Section 6901, et seq.; and those substances defined as hazardous wastes or hazardous substances in any applicable California statutes or codes and any regulations or publication promulgated pursuant to any of said laws or regulations.
2.24	Minute Books.
         The copy of the minute books of the Company provided to counsel for the Investors contains complete minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects all actions by the directors (and any committee of directors) and stockholders with respect to all transactions referred to in such minutes in all material respects.
2.25	Margin Regulations; Use of Proceeds.
         The Company neither owns nor intends to acquire any “margin stock” as defined in Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207).

2.26	Disclosure.
         No representation or warranty made by the Company in this Agreement, in any written certificate or statement required by this Agreement to be furnished to the Investors or their counsel pursuant to this Agreement, including the Financial Statements, in the Business Plan dated July 6, 2005 delivered to the Investors by the Company, or in the slide presentations made by the Company to the Investors on July 20, 2005 (when read together) contains any untrue statement of material fact or taken together with all information furnished to Investors or their representatives, omits to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. The Company believes it has provided the Investors with all information that it considers reasonably necessary or reasonably appropriate for the Investors’ decision to purchase the Shares.
2.27	Brokers and Finders.
         The Company has not retained and does not have any liability or obligation to pay any fees or commissions to any investment banker, broker, or finder in connection with the transactions contemplated by this Agreement.
2.28	Regulatory Matters.
         All regulatory filings made with respect to the Company’s products have been complete and correct and have complied in all material respects with all applicable laws and regulations. All clinical trials of investigational products are being conducted by the Company according to the applicable laws and regulations along with appropriate monitoring of clinical investigation trial sites for their compliance. The Company has disclosed to the Investors all regulatory filings and all material communications between representatives of the Company and any regulatory agency.
2.29	Qualified Small Business Stock.
         As of and immediately following the Closing, the Shares will meet each of the requirements for qualification as “qualified small business stock” set forth in Sections 1202(c)(1) and (3)(B) of the Code, including without limitation the following: (i) the Company will be a domestic C corporation, (ii) the Company will not have made any purchases of its own stock described in Code Section 1202(c)(3)(B) during the one-year period preceding the Closing (and the Company does not intend to make any such repurchases during the one-year period subsequent to the Closing), and (iii) the Company’s (and any predecessor’s) aggregate gross assets, as defined by Code Section 1202(d)(2), at no time from the date of incorporation of the Company and through the Closing have exceeded or will exceed $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3). As of the Closing, at least 80% (by value) of the assets of the Company are used by it in the active conduct of one or more qualified trades or businesses, as defined by Code Section 1202(e)(3), and the Company is an eligible corporation, as defined by Code Section 1202(e)(4).
2.30	Financial Statements.
         The Company has made available to each Investor or an agent thereof its audited financial statements for the fiscal years ended December 31, 2003 and 2004 and its unaudited financial statements for the six month period ended June 30, 2005 (the “Financial Statements”). The Financial

Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements do not contain any footnotes required by GAAP. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates and during the periods indicated therein in accordance with GAAP as in effect for such periods. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person or entity. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.
         Except as set forth in the Financial Statements, the Company has no material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2005, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition of the Company.
2.31	83(b) Elections.
         To the Company’s knowledge, all individuals who have purchased shares of the Company’s Common Stock under agreements providing for the vesting of such shares have timely filed elections under Section 83(b) of the Code and analogous provisions of applicable state tax laws.
3.	REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.
         Each Investor hereby represents and warrants to the Company that:
3.1	Authorization.
         Such Investor has full power and authority to enter into the Transaction Documents, and any other agreement to which such Investor is a party the execution and delivery of which is contemplated hereby and that each such agreement, when executed and delivered, will constitute a valid and legally binding obligation of such Investor enforceable against such Investor in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent that the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable laws or public policy considerations.
3.2	Purchase Entirely for Own Account.
         This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by its execution of this Agreement it hereby confirms, that the Securities, will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Except for transfers to affiliated funds under common control (a) such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same and (b) by executing this Agreement, such Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

3.3	Reliance Upon Investors’ Representations.
         Such Investor understands that the Shares are not, and any Conversion Stock at the time of issuance may not be, registered under the Securities Act because of the fact that the sale provided for in this Agreement and the issuance of the Securities hereunder are exempt from registration under the Securities Act pursuant to an exemption from the registration provisions thereof, and that the Company’s reliance on such exemption is predicated on the bona fide nature of the investment intent and the accuracy of the representations of the Investors set forth herein.
3.4	Receipt of Information.
         Such Investor believes it has received all the information that it considers necessary or appropriate for deciding whether to purchase the Shares. Such Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Investor or to which it had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investors to rely thereon.
3.5	Investment Experience; Economic Risk.
         Such Investor represents that it is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development as the Company and acknowledges that such Investor is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Such Investor understands that the purchase of the Shares hereunder is a speculative investment that involves a high degree of risk of such Investor’s entire investment therein. Such Investor is able to bear the economic risks of its investment in the Shares for an indefinite period of time, including the risks of a complete loss of such Investor’s investment in such securities. Such Investor also represents it has not been organized for the purpose of acquiring the Shares.
3.6	Accredited Investor.
         Such Investor further represents to the Company that it is an Accredited Investor as defined in Rule 501(a) promulgated under the Securities Act.
3.7	Restricted Securities.
         Such Investor understands that the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities, or an available exemption from registration under the Securities Act, the Securities must be held indefinitely. In particular, such Investor is aware that the Securities may not be sold pursuant to Rule 144 promulgated under the

Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company. Such information is not now available and the Company has no present plans to make such information available.
3.8	Legends.
         Such Investor understands that, to the extent applicable, each certificate or other document evidencing any of the Securities shall be endorsed with the legends substantially in the form set forth below:
               (a) The following legend under the Securities Act:
“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”
               (b) Any legend imposed or required by the Company’s bylaws or applicable state securities laws.
4.	CONDITIONS TO INVESTORS’ OBLIGATIONS AT CLOSING.
         The obligations of each Investor under subparagraph 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:
4.1	Representations and Warranties.
         The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.
4.2	Performance.
         The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.
4.3	Deliverables.
               (a)     Compliance Certificate. The President of the Company shall deliver to the Investors at the Closing a certificate dated as of the Closing, satisfactory in form and substance to counsel for the Investors certifying that the conditions specified in paragraphs 4.1 and 4.2 have been fulfilled.

               (b)     Good Standing Certificates. The Company shall deliver to the Investors at the Closing a certificate of the Secretary of State of the States of Delaware and North Carolina, dated as of a date within five days of the date of the Closing, with respect to the good standing of the Company.
               (c)     Secretary’s Certificate. The Secretary of the Company shall deliver to the Investors at the Closing a certificate dated as of the Closing, satisfactory in form and substance to counsel for the Investors, attaching and certifying to the truth, correctness, and effectiveness of (1) the Restated Charter, (2) the Bylaws and (3) the board and stockholder resolutions adopted in connection with the transactions contemplated by this Agreement.
               (d)     Legal Opinion. The Investors shall have received from Stradling Yocca Carlson & Rauth, counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit G.
4.4	Qualifications.
         All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.
4.5	Proceedings and Documents.
         All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to counsel for the Investors, who shall have received all such counterpart original and certified or other copies of such documents as such counsel may reasonably request.
4.6	Investors’ Rights Agreement.
         The Company and the Investors (as defined in the Investors’ Rights Agreement) shall have executed and delivered the Investors’ Rights Agreement.
4.7	Right of First Refusal and Co-Sale Agreement.
         The Company, Founders, Investors, and Major Holders (each as defined in the Co-Sale Agreement) shall have executed and delivered the Co-Sale Agreement.
4.8	Management Rights Letter.
         The Company shall have executed and delivered the Management Rights Letter in the form attached hereto as Exhibit H.
4.9	Indemnification Agreement.
         The Company shall have entered into its standard form of directors’ indemnification agreement with James Shapiro.

4.10	Board Observation Rights Letter.
         The Company shall have entered into a board observation rights letter with Cutlass Capital, L.P.
5.	CONDITIONS TO THE COMPANY’S OBLIGATIONS AT CLOSING.
     The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investors purchasing Shares at such Closing.
5.1	Representations and Warranties.
         The representations and warranties of each Investor contained in Section 3 shall be true on and as of the Closing, with the same effect as though such representations and warranties had been made on and as of the date of such Closing.
5.2	Qualifications.
         All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.
5.3	Purchase of Shares.
         The Company shall have received payment for all of the Shares being sold to such Investor pursuant to this Agreement.
6.	MISCELLANEOUS.
6.1	Entire Agreement.
         This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.
6.2	Survival of Warranties.
         The warranties and representations of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.
6.3	Successors and Assigns.
         Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any of the Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.4	Governing Law.
         This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.
6.5	Counterparts.
         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
6.6	Titles and Subtitles.
         The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
6.7	Notices.
         Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be mailed by United States first-class mail, postage prepaid, sent by facsimile or delivered personally by hand or by a nationally recognized courier addressed to the party to be notified at the address or facsimile number indicated for such person on the signature page hereof, or at such other address or facsimile number as such party may designate advance written notice to the other parties hereto. All such notices and other written communications shall be effective on the fifth business day after the date of mailing, or on the date of confirmed facsimile transfer or delivery.
6.8	Finder’s Fees.
         Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the cost and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees, or representatives is responsible.
6.9	Expenses.
         The Company and each Investor shall pay all costs and expenses that they incur with respect to the negotiation, execution, delivery, and performance of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall pay the reasonable fees and expenses of counsel for the Investors, in an aggregate amount not to exceed $50,000.
6.10	Attorneys’ Fees.
         If any action at law or in equity is necessary to enforce or interpret the terms of any of the Transaction Documents, any ancillary agreement or the Restated Charter, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

6.11	Amendments and Waivers.
         Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of more than fifty percent (50%) of the Shares (including shares of the Conversion Stock); provided that if any amendment or waiver which affects any Investor or group of similarly situated Investors disproportionately relative to the other Investors, then such amendment or waiver shall also require the written consent of the holders of a majority of the Shares (including shares of the Conversion Stock) held by such Investors so affected; and provided further that if any such amendment or waiver is to a provision in this Agreement that requires a specific vote or approval to take an action thereunder or to take an action with respect to the matters described therein, such amendment or waiver shall not be effective unless such vote or approval is obtained with respect to such amendment or waiver. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.
6.12	Severability.
         If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
[signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Series C Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:	TranS1 Inc.
Address:	By:	/s/ Richard Randall
411 Landmark Drive		Richard Randall, President and
Wilmington, NC 28412		Chief Executive Officer

INVESTORS:
(see attached signature pages)
[Company Signature Page to Series C Preferred Stock Purchase Agreement]

     IN WITNESS WHEREOF, the undersigned Investor has executed this Series C Preferred Stock Purchase Agreement as of the date first written above.

INVESTOR:

(print name of Investor, exactly as it should appear on the share certificate)

By:
(signature of authorized signatory and title, if any)

[Investor Signature Page to Series C Preferred Stock Purchase Agreement]

EXHIBIT A
SCHEDULE OF INVESTORS

Name	Series C Shares	Amount Invested
Thomas Weisel Healthcare Venture Partners, L.P.	1,060,606	$6,999,999.60
Advanced Technology Ventures VII, L.P.	995,521	$6,570,438.60
Advanced Technology Ventures VII (B), L.P.	39,950	$263,670.00
Advanced Technology Ventures VII (C), L.P.	19,203	$126,739.80
ATV Entrepreneurs VII, L.P.	5,932	$39,151.20
Delphi Ventures VI, L.P.	750,075	$4,950,495.00
Delphi BioInvestments VI, L.P.	7,501	$49,506.60
Cutlass Capital, L.P.	399,762	$2,638,429.20
Cutlass Capital Principals Fund, L.L.C.	28,719	$189,545.40
Cutlass Capital Affiliates Fund, L.P.	26,065	$172,029.00
Sapient Capital, L.P.	272,500	$1,798,500.00
Paul E. Colombo	15,000	$99,000.00
C-Two, L.L.C.	31,000	$204,600.00

Name	Series C Shares	Amount Invested
Bobby I. Griffin	31,000	$204,600.00
Imagine Capital Partners VI	2,500	$16,500.00
Prime Petroleum Profit Sharing Trust	11,000	$72,600.00
Noel P. Rahn	4,500	$29,700.00
Steve Ramee, M.D.	4,500	$29,700.00
Rancho Partners III	48,000	$316,800.00
GDN Holdings, LLC	24,000	$158,400.00
Sands Partnership No. 1 Money Purchase Pension Plan and Trust	9,000	$59,400.00
Schloss Bros., L.P.	4,500	$29,700.00
William A. Schreyer	7,500	$49,500.00
James Barrile	30,300	$199,980.00
Ricardo J. Simmons	30,300	$199,980.00
Luiz Pimenta, M.D.	7,575	$49,995.00

Name	Series C Shares	Amount Invested
Sasso Brothers Enterprises, LLC	7,575	$49,995.00
MLPFS Custodian for Scott Kitchel IRA	7,575	$49,995.00
Madison Venture Partners, LLC	6,220	$41,052.00
Total	3,887,879	$25,660,001.40

EXHIBIT B

FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

B-1

EXHIBIT C

SCHEDULE OF EXCEPTIONS

C-1

EXHIBIT D

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

D-1

EXHIBIT E

THIRD AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

E-1

EXHIBIT F
COMMON STOCKHOLDERS

Common Stockholders	Number of Shares of Common Stock Held
Andrew Cragg, M.D.	973,650
Wallace Partners, L.P.	720,000
Bruce W. Feuchter and Karen O. Feuchter, as Co-Trustees of the Feuchter Family Trust, U/D/T March 20, 2003	180,000
Jonathan Kagan & Gail Brottman-Kagan	20,000
Michael O’Tousa	18,056
J. Costello Associates, Inc.	12,000
J.J. Donohue	17,500
Richard Randall	381,500
L. Nelson Hopkins, M.D.	40,000
W. Allen Putnam	24,000
TOTAL	2,386,706

SERIES A PREFERRED STOCKHOLDERS

Name	Series A Preferred Shares	Amount
Andrew Cragg, M.D.	125,000	$100,000
George B. Wallace and Jane F. Wallace, as Co-Trustees of the Wallace Family Trust, U/D/T March 26, 2002	62,500	$50,000
Bruce W. Feuchter and Karen O. Feuchter, as Co-Trustees of the Feuchter Family Trust, U/D/T March 20, 2003	37,500	$30,000
Gilbert F. Jemmott and Deborah E. Love Jemmott, as Trustees of the Twinhancements Inc. Defined Contribution Plan	6,250	$5,000
Jonathan Kagan and Gail Brottman-Kagan	12,500	$10,000
Michael O’Tousa	12,500	$10,000
Flavio Castaneda, Trustee, Flavio Castaneda Living Trust, Dated 11/4/98	125,000	$100,000
Niagara Gorge Partners, LLC	31,250	$25,000
Sapient Capital, L.P.	437,500	$350,000
William N. Starling, Jr. and Dana Gregory Starling	93,750	$75,000
Michael J. Strauss and Marguerite Strauss	62,500	$50,000
Navarro Holdings, LLC	50,000	$40,000
Michael K. Brawer, Michael K. Brawer, M.D., MPP Keough	31,250	$25,000
Karen L. Davis 2003 Trust Dated December 9, 2003	31,250	$25,000
Cass Pinkerton Estate	31,250	$25,000
Tony Smith	12,500	$10,000
Paul Buckman	31,250	$25,000
Scott Wong	12,500	$10,000
Steven Almany, M.D., as Trustee for the Steven L. Almany Trust, Dated 12/30/96	18,750	$15,000
John Rush	12,500	$10,000
Kevin T. Campion	12,500	$10,000
TOTAL	1,250,000	$1,000,000

SERIES AA PREFERRED STOCKHOLDERS

Name	Series AA Shares	Amount Invested
Sapient Capital, L.P.	600,000	$750,000
Cutlass Capital, L.P.	372,962	466,202.50
Cutlass Capital Principals Fund, L.L.C.	27,038	33,797.50
Andrew Cragg, M.D.	100,000	125,000
George B. Wallace and Jane F. Wallace, as Co-Trustees of the Wallace Family Trust, U/D/T March 26, 2002	100,000	125,000
Flavio Castaneda Living Trust, Flavio Castaneda MD, Trustee	80,000	100,000
Niagara Gorge Partners, LLC	60,000	75,000
Bruce W. Feuchter and Karen O. Feuchter, as Co-Trustees of the Feuchter Family Trust, U/D/T March 20, 2003	40,000	50,000
Gerard von Hoffman	20,000	25,000
TOTAL	1,400,000	$1,750,000

SERIES B PREFERRED STOCKHOLDERS

Name	Series B Shares	Amount Invested
Advanced Technology Ventures VII, L.P.	1,701,488	$3,743,273.60
Advanced Technology Ventures VII (B), L.P.	68,280	$150,216.00
Advanced Technology Ventures VII (C), L.P.	32,820	$72,204.00
ATV Entrepreneurs VII, L.P.	10,139	$22,305.80
ATV Alliance 2002, L.P.	5,455	$12,001.00
Delphi Ventures VI, L.P.	1,624,662	$3,574,256.40
Delphi BioInvestments VI, L.P.	16,247	$35,743.40
Cutlass Capital, L.P.	1,199,285	$2,638,427.00
Cutlass Capital Principals Fund, LLC	86,157	$189,545.40
Cutlass Capital Affiliates Fund, L.P.	78,194	$172,026.80
Sapient Capital, L.P.	454,545	$999,999.00
Bruce W. Feuchter and Karen O. Feuchter, as Co-Trustees of the Feuchter Family Trust, U/D/T March 20, 2003	18,182	$40,000.40
Gerard von Hoffmann	11,364	$25,000.80
Andrew Cragg, M.D.	22,727	$49,999.40
NG Cap Partners E, LLC	56,818	$124,999.60
Emily Breese, Trustee of the Brawer Irrevocable Family Trust	4,545	$9,999
Michael K. Brawer, M.D. MPP Keogh	18,182	$40,000.40
Flavio Castaneda, Trustee of the Flavio Castaneda Living Trust dated 11/04/98	22,727	$49,999.40
William N. Starling, Jr. Dana Gregory Starling	11,364	$25,000.80
Paul Buckman	11,364	$25,000.80
Total	5,454,545	$11,999,999

EXHIBIT G

OPINION OF COMPANY COUNSEL

G-1